EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-88049 and 333‑124774) on Form S-8 of Kennametal Inc. of our report dated June 15, 2017 with respect to the statements of net assets available for benefits of the Kennametal Retirement Income Savings Plan as of December 31, 2016 and 2015 and the related statement of changes in net assets available for benefits for the year ended December 31, 2016, appearing in this Annual Report on Form 11-K of the Kennametal Retirement Income Savings Plan for the year ended December 31, 2016.

/s/ Herbein + Company, Inc.
Herbein + Company, Inc.

Pittsburgh, Pennsylvania
June 15, 2017